Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Urologix:
Fred B. Parks, Chairman and CEO
Elissa J. Lindsoe, CFO
(763) 475-1400

UROLOGIX REPORTS FISCAL 2007 THIRD QUARTER RESULTS

MINNEAPOLIS — May 9, 2007 — Urologix®, Inc. (NASDAQ:ULGX), today reported financial results for the fiscal 2007 third quarter ended March 31, 2007. Revenue for the third quarter was $5.1 million compared to $6.0 million reported in the second quarter of fiscal 2007 and $6.6 million in the third quarter of fiscal 2006. During the third quarter of fiscal 2007, overall average selling prices of treatment kits were 4% better than those in the second quarter of fiscal 2007 due to shifts in customer mix. Catheter sales to direct accounts declined 26% from the second quarter of fiscal 2007, representing the majority of the overall sequential revenue decline while comprising 52% of overall revenue in the third quarter of 2007 as compared to 59% in the prior quarter. Third party mobile revenue represented approximately 9% of overall revenue in both the third and second quarters of fiscal 2007. Sales of Urologix-owned Cooled ThermoTherapy mobile service treatments grew 7% as compared to the second quarter of fiscal 2007, comprising 36% of overall revenue in the third quarter of 2007 compared to 28% in the prior quarter.

Net loss for the third quarter was $0.8 million, or $0.05 per diluted share, compared to a net income of $0.1 million, or $0.01 per diluted share in the second quarter of fiscal 2007 and net income of $0.4 million, or $0.03 per diluted share, in the third quarter of fiscal 2006. For the nine months ended March 31, 2007, revenue was $16.5 million compared to $19.2 million in the prior year period. The net loss for the nine months ended March 31, 2007 was $1.2 million, or $0.08 per diluted share, compared to net income of $0.8 million, or $0.06 per diluted share, for the nine months ended March 31, 2006.

“Following the second quarter of fiscal year 2007 revenue rebound, the third quarter of fiscal year 2007 revenue and operating results were disappointing,” said Fred B. Parks, chairman and chief executive officer of Urologix. “In contrast to the growth in our mobile business as compared to the prior quarter, orders from domestic direct customers in the third quarter were down dramatically. In an environment of reduced reimbursement and heavy competition, many urologists were unwilling to commit to large orders. Further, during the quarter we experienced additional sales force turnover as we continue to realign our sales focus to the new market conditions. At a time when our strategy to expand internationally, grow our mobile delivery channel, and to develop new products, is progressing, we must also have better performance from our existing business. Until our revenue becomes more predictable, we will not be providing forward-looking guidance.”

Gross profit for the third quarter of fiscal 2007 was $2.7 million, or 53% of revenue, a 6 percentage point decrease when compared to 59% of revenue in the second quarter of fiscal 2007 and a 14 percentage point decrease when compared to 67% of revenue in the same period last year. The majority of the decline in the gross profit rate over the prior quarter period was due to volume reduction. Third quarter operating expenses totaled $3.6 million, compared to $3.5 million in the second quarter of fiscal 2007 and $4.0 million in the third quarter of fiscal 2006. The increase over the prior quarter is due to increased investment into research and development as the Company continues its intent to broaden its product use by a greater patient population with the introduction of its next generation of treatment catheters.

Balances of cash and cash equivalents were $11.8 million at March 31, 2007 compared to $12.0 million and $11.1 million at December 31, 2006 and June 30, 2006 respectively.

Earnings Call Information

Urologix will host a conference call with the financial community to discuss fiscal 2007 third quarter results on Wednesday, May 9, at 8:00 a.m. Central Time. A live webcast of the call will be available through the investor relations section of the Company’s website at www.urologix.com, and available for replay approximately two hours after the completion of the call.

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures and markets minimally invasive medical products for the treatment of urological disorders. The Company has developed and offers non-surgical, anesthesia-free, catheter-based treatments that use a proprietary cooled microwave technology for the treatment of benign prostatic hyperplasia (BPH), a condition that affects more than 23 million men worldwide. Urologix’ products include the CoolWave™, Targis® and Prostatron® control units and the Cooled ThermoCath®, Targis® and Prostaprobe® catheter families. All of Urologix’ products utilize Cooled ThermoTherapy™ – targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort – and provide safe, effective, lasting relief of the symptoms of BPH.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, statements about the Company’s plans and future revenue and operating performance, statements about the Company’s ability to develop and market new products, and statements about the Company-owned Cooled ThermoTherapy mobile service. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s Annual Report on Form 10-K for the year ended June 30, 2006 and other documents filed with the Securities and Exchange Commission.

Urologix, Inc.

Condensed Statements of Operations

(Unaudited, in thousands, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2007	2006	2007	2006
Sales	$5,073	$6,551	$16,499	$19,243
Cost of goods sold	2,364	2,183	7,220	6,397

Gross profit	2,709	4,368	9,279	12,846

Costs and expenses:
Selling, general and administrative	2,743	3,241	8,507	9,634
Research and development	814	701	2,070	2,282
Amortization of intangibles	71	41	213	123

Total costs and expenses	3,628	3,983	10,790	12,039

Operating earnings (loss)	(919)	385	(1,511)	807
Interest income	142	102	411	247

Net earnings (loss) before income taxes	(777)	487	(1,100)	1,054

Income tax expense	—	123	57	225

Net earnings (loss)	$(777)	$364	$(1,157)	$829

Net earnings (loss) per common share—basic	$(0.05)	$0.03	$(0.08)	$0.06

Net earnings (loss) per common share—diluted	$(0.05)	$0.03	$(0.08)	$0.06

Weighted average number of shares used in basic per share calculations	14,333	14,323	14,332	14,316

Weighted average number of shares used in diluted per share calculations	14,333	14,362	14,332	14,369

Urologix, Inc.

Condensed Balance Sheets

(Unaudited, in thousands)

	March 31, 2007	June 30, 2006
Current Assets:
Cash, and cash equivalents	$11,822	$11,054
Accounts receivable, net	4,337	5,234
Inventories	2,872	2,634
Deferred tax asset	943	992
Prepaids and other current assets	170	184

Total current assets	20,144	20,098

Property and equipment:
Machinery, equipment and furniture	12,199	11,562
Less accumulated depreciation	(9,509)	(8,665)

Property and equipment, net	2,690	2,897
Other assets	1,044	1,288
Goodwill	10,193	10,193
Other intangible assets, net	6,502	7,090
Deferred tax asset, net	2,332	2,332

Total assets	$42,905	$43,898

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,267	$1,375
Accrued compensation	580	826
Deferred income	180	242
Other accrued expenses	616	729

Total current liabilities	2,643	3,172
Deferred income	573	712
Other accrued expenses	—	34

Total liabilities	3,216	3,918

Shareholders’ equity:
Common stock	143	143
Additional paid-in capital	112,316	111,450
Accumulated deficit	(72,770)	(71,613)

Total shareholders’ equity	39,689	39,980

Total liabilities and shareholders’ equity	$42,905	$43,898

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